UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 5, 2010

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51329	94-3330837
(Commission File No.)	(IRS Employer Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 616-7200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On March 5, 2010, XenoPort, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K”) reporting a restructuring that resulted in a reduction of the Company’s workforce by approximately 50%. At the time the Original Form 8-K was filed, the Company was unable to estimate the total amount or range of amounts expected to be incurred in connection with the restructuring for each major type of cost associated with the restructuring, or in the aggregate. As reported in the Original Form 8-K, the Company estimated that the restructuring charges would reflect cash expenditures of up to $4.2 million associated with one-time termination benefits. The Company is filing this Amendment on Form 8-K/A (this “Form 8-K/A”) to amend the Original Form 8-K to report the restructuring charges that it recorded in the first quarter of 2010 and that it expects to record in the second quarter of 2010, and to update and amend the disclosure in the Original Form 8-K regarding the estimated cash expenditures. The disclosure contained in Item 2.05 of the Original Form 8-K is hereby supplemented and amended by the disclosure contained in Item 2.05 of this Form 8-K/A.

Section 2 – Financial Information

Item 2.05 Costs Associated with Exit or Disposal Activities.

As a result of the restructuring reported in the Original Form 8-K, the Company expects to incur total charges of approximately $7.0 million, of which $5.3 million was recorded in the first quarter of 2010. The $5.3 million charge recorded by the Company in the first quarter of 2010 was comprised of: $3.9 million related to paid leave, severance and other one-time termination benefits; $0.9 million in non-cash stock-based compensation related to ongoing charges during the applicable leave of absence period and in connection with extending the exercisability of vested stock options of affected employees upon termination; $0.4 million in non-cash charges on certain property and equipment; and $0.1 million for related legal and other fees. The Company has estimated an additional $1.7 million facility-related charge in the second quarter of 2010 due to vacating a building at 3400 Central Expressway, Santa Clara, California, representing the balance of the total expected charges of approximately $7.0 million resulting from the restructuring. Total cash expenditures associated with one-time termination benefits, including related legal and other fees, are expected to be $4.0 million, as compared to the estimate of $4.2 million provided in the Original Form 8-K.

This Form 8-K/A contains “forward-looking” statements, including, without limitation, statements related to the estimated $1.7 million facility-related charge, and the expected cash expenditures associated with one-time termination benefits. Any statements contained in this Form 8-K/A that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Forward-looking statements involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that the estimated $1.7 million facility-related charge may be subject to adjustment and may prove to be incorrect following the Company’s completion of its quarter-end accounting procedures, as well as procedures to be undertaken by the Company’s independent registered public accounting firm, and the risk that the Company may incur unanticipated expenses and charges not currently contemplated that may occur as a result of, or associated with, the restructuring. The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the Securities and Exchange Commission on May 10, 2010, contains under the heading, “Risk Factors,” a more comprehensive description of risks to which the Company is subject. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC.
(Registrant)

Dated: July 15, 2010	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and Chief Financial Officer